Exhibit 20
SMSA TREEMONT ACQUISITION CORP. SIGNS SHARE EXCHANGE AGREEMENT WITH
XIANGRUI PHARMACEUTICAL INTERNATIONAL LIMITED
Argyle, TX — (PR Newswire) — May 16, 2011 — SMSA Treemont Acquisition Corp. (“SMSA” or the “Company”) (OTC BB: SAQU) announced that it has consummated a Share Exchange Agreement with Xiangrui Pharmaceutical International Limited, a British Virgin Islands company (“XPI”), and the sole shareholder of XPI. XPI, through its operating subsidiaries and VIE relationships, is a producer of pharmaceutical- and food-grade refined corn products for the domestic China market.
The Share Exchange Agreement provides for the acquisition by SMSA of 100% of the issued and outstanding capital stock of XPI from XPI’s sole shareholder. The sole shareholder now owns approximately 93% of the 13,294,500 issued and outstanding shares of SMSA. In addition, designees of XPI’s sole shareholder assumed director and officer positions with SMSA. SMSA will succeed to the business of XPI and its affiliated companies.
Mr. Guangyin Meng, the new Chairman of SMSA stated, “we want to thank our financial advisor, Halter Financial Group, for facilitating our efforts in connection with our going public transaction. This transaction has given us access to the U.S. capital markets, with the intent of capitalizing on significant growth opportunities.
This press release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Since the forward-looking statements relate to future developments, results or events, these statements are highly speculative and involve risks, uncertainties and assumptions that are difficult to assess. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Actual results, including the realization of the potential benefits of the share exchange could differ materially from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and SMSA assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Although SMSA believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in SMSA’s current and periodic reports filed from time to time with the Securities and Exchange Commission which are available at http://www.sec.gov.
Contact:
Guangyin Meng, Chairman
Ruixing Industry Park
Room 206, Building #6, Unit #3,
#17 Pengjizhen Guodao,
Dongping County, Shandong Province, 271509
tel.: 86-538-241-8001
e-mail: rxjtmgy@163.com